Williams & Webster, P.S.

Certified Public Accountants & Business Consultants

Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201 • Phone (509) 838-5111 • Fax (509) 838-5114

Board of Directors
Auriga Laboratories, Inc.
Los Angeles, CA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We consent to the use of our audit report dated March 29, 2007, on the financial statements of Auriga Laboratories, Inc. as of December 31, 2006, for the incorporation by reference to the Form S-8.

Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

November 16, 2007

Bank of America Financial Center
800 Fifth Avenue, Suite 4100, Seattle, WA 98104
Phone (206) 447-1303 Fax (206) 470-1150

www.williams-webster.com
Member of Russell Bedford International